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                                                                   Exhibit 12C
                                                                   Page 1 of 2


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED


                                                                 Nine Months Ended
                                                            September 30,     September 30,
                                                                1999                1998
                                                            -----------         -----------



OPERATING REVENUES                                            $707,402           $689,829
                                                               -------            -------

OPERATING EXPENSES                                             505,270            564,647
  Interest portion of rentals (A)                                3,473              7,560
                                                               -------            -------
        Net expense                                            501,797            557,087
                                                               -------            -------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                                            884                676
   Other income/(expense), net                                   2,357            (14,798)
                                                               -------            -------
        Total other income and deductions                        3,241            (14,122)
                                                               -------            -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                                      $208,846           $118,620
                                                               =======            =======

FIXED CHARGES:
   Interest on funded indebtedness                            $ 31,869           $ 31,870
   Other interest (B)                                           14,302             13,320
   Interest portion of rentals (A)                               3,473              7,560
                                                               -------            -------
        Total fixed charges                                   $ 49,644           $ 52,750
                                                               =======            =======

RATIO OF EARNINGS TO FIXED CHARGES                                4.21               2.25
                                                                  ====               ====

Preferred stock dividend requirement                          $     66           $    362
Ratio of income before provision for
  income taxes to net income (C)                                 170.1%             165.8%
                                                               -------            -------
Preferred stock dividend requirement
  on a pretax basis                                                112                600
Fixed charges, as above                                         49,644             52,750
                                                               -------            -------
        Total fixed charges and
          preferred stock dividends                           $ 49,756           $ 53,350
                                                               =======            =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                                   4.20               2.22
                                                                  ====               ====



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                                                                   Exhibit 12C
                                                                   Page 2 of 2


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED






NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $6,750 for the nine month periods ended September 30, 1999 and 1998, respectively, and amount for trust preferred securities of $2,532 for the nine month period ended September 30, 1999.

(C) Represents income before provision for income taxes of $159,202 and $65,870 for the nine month periods ended September 30, 1999 and 1998, respectively, divided by net income of $93,596 and $39,734, respectively for the same periods.